Exhibit 99.1
Cereplast Reports Second Quarter 2011 Results
- Grew Second Quarter Net Sales to $7.6 Million vs. $646,000 a Year Ago -
- Reiterates 2011 Annual Revenue Guidance Ranging from $28.0 Million to $34.0 Million -
EL SEGUNDO, Calif. — Aug. 15, 2011 (GLOBE NEWSWIRE) — Cereplast, Inc. (NASDAQ: CERP), a leading manufacturer of proprietary biobased, compostable and sustainable plastics, reported financial results for its second quarter ended June 30, 2011.
Frederic Scheer, Chairman and CEO of Cereplast, said, “For the second quarter of 2011, we grew net sales more than ten-fold over the same period a year ago reaching $7.6 million. This marks the second consecutive quarter we posted net sales greater than the $6.3 million reported for all of 2010. As such, we are well on track to achieve our annual revenue guidance ranging from $28.0 million to $34.0 million. Worldwide regulation is fueling demand for bioplastics, and we are gaining traction. We are focused on executing supply and distribution agreements to build critical mass. After the close of the quarter, we secured another distributor in Europe, bringing the total number of supplier and distribution agreements announced in 2011 to six.”
“Governing bodies all over the world are demanding the use of biodegradable/compostable products. The movement has started with bags and is expanding to include flexible and rigid packaging. Near-term, we expect the majority of growth to come from Europe, which is already facing a shortage of compostable bags. To capture this opportunity, in addition to aligning with distributors, we are working to increase capacity. Planning has begun for a 100,000 ton manufacturing plant in Italy. We remain on track to begin phase one production of 50,000 tons in late 2012.”
Recent Operating Highlights
•	Raised $12.5 million gross proceeds in May through the issuance of 7% senior subordinated convertible notes due June 1, 2016.
•	Announced plans, in May, to secure an Italy-based bioplastic manufacturing plant to create efficiencies and to continue expansion in the European market and, in July, gained access to the facility to begin preliminary improvements. Management expects to fund the Italian operations investment via a mix of European bank debt financing and local government subsidies, and to close the transaction late in the third quarter.
•	Signed distribution agreement with Polimernet Plastik Ltd., in July, to supply Cereplast bioplastic resins to the Turkish market.
•	Introduced the Bioplastics Icon:
•	Established, in April, a new trademarked icon with Cereplast’s “Make Your Mark” competition. Similar to the use of the recycling symbol, the icon is intended to designate and identify bioplastic material.
•	Launched online forum in July enabling the public to interactively discuss the symbol’s proposed usage guidelines and licensing requirements.
Financial Results Second Quarter 2011
For the second quarter of 2011, net sales grew to $7.6 million, compared to $646,000 for the second quarter of 2010. This increase reflects the anticipated growth in order flow. Gross profit for the second quarter of 2011 was $923,000, or 12.1% of net sales, compared to 30.8% for the second quarter of 2010 and 9.7% in the first quarter of 2011. The expected year-over-year gross margin decrease reflects the company’s stated strategy to offer introductory pricing to certain key customers while Cereplast strives to gain critical mass, and the sequential gross margin improvement reflects operational efficiencies, and positive pricing trends. Second quarter 2011 net loss was $2.4 million, or $0.15 per share, compared to a net loss of $1.7 million, or $0.15 per share in the same period a year ago.

Six Months Ended June 30, 2011 Financial Results
Net sales for the first six months of 2011 were $14.9 million, compared to $936,000 for the same period a year ago. Gross profit was $1.6 million, or 10.9% of net sales, compared to $291,000, or 31.1% for the same period a year ago. Net loss was $4.1 million, or $0.27 per share, compared to a net loss of $3.4 million, or $0.32 per share in the same period a year ago.
In May, the company raised $12.5 million gross proceeds through the issuance of senior subordinated convertible notes. Net cash used in operating activities for the second quarter of 2011 was $13.7 million, compared to $3.2 million for the same period in 2010, reflecting the expected increase in accounts receivable amounts due to sales growth.
At June 30, 2011, total cash and cash equivalents were $13.1 million, compared to $2.4 million at December 31, 2010. At June 30, 2011, working capital reached $26.0 million, compared to $5.2 million at December 31, 2010. Shareholders’ equity at June 30, 2011 was $14.8 million, compared to $6.9 million at December 31, 2010.
Outlook
“The demand for compostable bioplastics continues to rise globally based on regulation and independent of oil prices. In fact, European Bioplastics estimates the largest bioplastics market, Europe, is growing at roughly 20% each year. With our current manufacturing plant, we are well positioned to capture demand today. Nonetheless, we are preparing for the future and believe our Italian operations will increase our foothold in Europe,” concluded Scheer.
The company expects to exit the fourth quarter of 2011 with gross margins of 20% or higher. In addition, management reiterated its annual 2011 revenue guidance of $28.0 million to $34.0 million, representing a significant increase over its 2010 net sales of $6.3 million.
Conference Call
The company will conduct a conference call and live webcast on August 15, 2011 at 2:00 p.m. PDT (5:00 p.m. EDT), to discuss its second quarter 2011 financial results. Participants include Frederic Scheer, Chairman and Chief Executive Officer, and Heather Sheehan, Chief Financial Officer.
To join the live conference call five to ten minutes prior to the scheduled conference call time, please dial: 877-312-5508. International callers should dial 253-237-1135. A live webcast and archive of the call will also be available on the Investor Relations section of Cereplast’s website at www.cereplast.com. If you are unable to participate in the call at this time, a telephonic replay will be available for three days starting two hours after the conclusion of the call. To access the telephonic replay, dial 855-859-2056, international callers dial 404-537-3406, and enter the Conference ID 86961167.
About Cereplast, Inc.
Cereplast, Inc. (NASDAQ: CERP) designs and manufactures proprietary biobased, compostable and sustainable plastics, which are used as substitutes for traditional plastics in all major converting processes — such as injection molding, thermoforming, blow molding and extrusions — at a pricing structure that is competitive with traditional plastics. On the cutting-edge of biobased plastic material development, Cereplast now offers resins to meet a variety of customer demands. Cereplast Compostables® Resins are ideally suited for single use applications where high biobased content and compostability are advantageous, especially in the food service industry. Cereplast Sustainables™ Resins combine high biobased content with the durability and endurance of traditional plastic, making them ideal for applications in industries such as automotive, consumer electronics, and packaging. Learn more at www.cereplast.com.

Safe Harbor Statement
Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.
Contacts:

Cereplast, Inc.	Lippert/Heilshorn & Associates, Inc.
Public Relations	Investor Relations
Nicole Cardi	Mary Magnani/Tim Dien
(310) 615-1900 x154	(415) 433-3777
ncardi@cereplast.com	cereplast@lhai.com
# # #

CEREPLAST, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except shares data)

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current Assets
Cash	$13,136	$2,391
Accounts Receivable, Net	15,838	5,289
Inventory, Net	1,936	1,392
Prepaid Expenses and Other Current Assets	1,447	65

Total Current Assets	32,357	9,137

Property and Equipment
Property and Equipment	6,151	5,564
Accumulated Depreciation and Amortization	(2,652)	(2,213)

Property and Equipment, Net	3,499	3,351

Other Assets
Restricted Cash	43	43
Deferred Loan Costs	1,424	266
Intangible Assets, Net	151	173
Deposits	49	14

Total Other Assets	1,667	496

Total Assets	$37,523	$12,984

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$2,907	$2,567
Accrued Expenses	2,422	1,251
Capital Leases, Current Portion	18	9
Loan Payable, Current Portion	1,038	149

Total Current Liabilities	6,385	3,976

Long-Term Liabilities
Loan Payable	3,767	2,119
Convertible Subordinated Notes	12,500	—
Capital Leases, Long-Term	22	—

Total Long-Term Liabilities	16,289	2,119

Total Liabilities	22,674	6,095

Equity
Shareholders’ Equity
Preferred Stock, $0.001 par value; 5,000,0000 shares authorized and none outstanding	—	—
Common Stock, $0.001 par value; 495,000,000 shares authorized; 15,757,305 and 12,992,195 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	16	13
Additional Paid in Capital	61,866	49,737
Accumulated Deficit	(47,070)	(42,933)
Accumulated Other Comprehensive Income	33	72

Total Shareholders’ Equity	14,845	6,889
Noncontrolling Interests	4	—

Total Equity	14,849	6,889

Total Liabilities and Shareholders’ Equity	$37,523	$12,984

CEREPLAST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME
(unaudited, in thousands, except per share data)

	Three months ended		Six months ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

GROSS SALES	$8,149	$684	$15,435	$1,003
Sales Discounts, Returns and Allowances	(538)	(38)	(583)	(67)

NET SALES	7,611	646	14,852	936

COST OF SALES	6,688	447	13,226	645

GROSS PROFIT	923	199	1,626	291

Research and Development	259	119	509	196
Selling, General and Administrative	2,724	1,718	4,768	3,199

LOSS FROM OPERATIONS BEFORE OTHER EXPENSES	(2,060)	(1,638)	(3,651)	(3,104)

OTHER EXPENSES
Restructuring Costs	—	93	—	311
Interest Expense, Net	327	—	486	1

TOTAL OTHER EXPENSE, NET	327	93	486	312

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(2,387)	(1,731)	(4,137)	(3,416)

Provision for Income Taxes	—	—	—	—

NET LOSS	(2,387)	(1,731)	(4,137)	(3,416)

OTHER COMPREHENSIVE INCOME
Gain (Loss) on Foreign Currency Translation	8	(19)	(39)	(1)

TOTAL COMPREHENSIVE LOSS	$(2,379)	$(1,750)	$(4,176)	$(3,417)

BASIC AND DILUTED LOSS PER SHARE	$(0.15)	$(0.15)	$(0.27)	$(0.32)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	15,750	11,264	15,314	10,570

CEREPLAST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands, except shares data)

	Six Months Ended
	June 30, 2011	June 30, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(4,137)	$(3,416)
Adjustment to Reconcile Net Loss to Net Cash Used in Operating Activities
Depreciation and Amortization	449	370
Allowance for Doubtful Accounts	97	(7)
Common Stock Issued for Services, Salaries and Wages	747	872
Amortization of Loan Discount	38	—
Loss on Disposal of Leasehold Improvements	—	12
Impairment of Intangible Assets	64	—
Changes in Operating Assets and Liabilities
Accounts Receivable	(10,646)	(217)
Deferred Loan Costs	98	—
Inventory	(544)	(101)
Deposits	(35)	30
Prepaid Expenses	(1,381)	(237)
Restricted Cash	—	(43)
Intangibles	—	(1)
Accounts Payable	341	(355)
Accrued Expenses	1,192	(129)

NET CASH USED IN OPERATING ACTIVITIES	(13,717)	(3,222)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Property and Equipment, and Intangibles	(638)	(87)

NET CASH USED IN INVESTING ACTIVITIES	(638)	(87)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on Capital Leases	(4)	(13)
Proceeds from Capital Leases	32	—
Noncontrolling Interest Activities	4	—
Payments made on Notes Payable	—	(54)
Proceeds from Loan Payable, Net of Loan Costs	2,500	21
Proceeds from Convertible Subordinated Notes, Net of Issuance Costs	11,243	—
Proceeds from Issuance of Common Stock and Subscriptions, Net of Issuance Costs	11,364	7,916

NET CASH PROVIDED BY FINANCING ACTIVITIES	25,139	7,870

FOREIGN CURRENCY TRANSLATION	(39)	(1)

NET INCREASE IN CASH	10,745	4,560

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,391	1,306

CASH AND CASH EQUIVALENTS, END OF PERIOD	$13,136	$5,866